Exhibit 10.14

Certain identified information has been omitted from this exhibit because it is not material and of the type that the registrant treats as private or confidential. [***] indicates that information has been omitted.

April 29th, 2019

Ms. Susan Keefe

[***]

Dear Susan:

On behalf of GreenLight Biosciences, Inc. (“GreenLight”), I am very pleased to confirm the details of our offer to you to join GreenLight. We are excited about you joining our team and believe you will find GreenLight to be an exciting and rewarding environment. This letter is intended to replace any prior discussion or communication concerning out offer of employment.

The terms of your initial compensation package and some other key terms of employment are as follows:

Position and Duties. Your initial position will be Chief Financial Officer reporting to Andrey Zarur, CEO, and your position is located in the company’s headquarters at 200 Boston Ave., Suite 1000, Medford MA 02155. Your position is considered full-time and you will be expected to direct your full business time and energy to the affairs of GreenLight. You shall not engage in any other activity which could reasonably be expected to interfere with the performance of your duties, services and responsibilities to GreenLight. Your performance will be reviewed periodically in accordance with GreenLight’s practices. GreenLight will cover any business related travel expenses away from the location of your position according to the company’s travel policy.

Start Date: May 28th, 2019

Initial Compensation. Upon commencement of your employment, GreenLight shall pay you a salary at the rate of $225,000 per year (the “Salary”), subject to applicable federal, state and local withholding taxes and other deductions, to be paid in accordance with GreenLight’s usual payroll practices. Your position is considered “exempt” and you are not eligible for overtime.

In addition, you are eligible for a discretionary bonus of up to 30% of the Salary, based upon the achievement of company and individual milestones. The existence of this this bonus and your eligibility to participate in such program will be strictly within the discretion of GreenLight. The existence of a bonus program and/or your achievement and receipt of a bonus in any one year is not a guarantee that there will be such a program in subsequent years.

Stock Options. You will be eligible to receive options to purchase stock of GreenLight, as set forth in the GreenLight Biosciences, Inc. Incentive Stock Option under the 2012 Stock Incentive Plan (the “Plan”). The terms of that opportunity, including the vesting schedule will be set forth in a separate document (the “Option”). As will be set forth in the Option, you will be eligible to purchase __________ of shares of common stock (representing 0.75% of the fully diluted common equivalents of the Company, assuming conversion of all outstanding convertible securities and exercise of all outstanding options and warrants, as of the date of this Offer Letter), and that 20% of the number of shares granted shall become exercisable on the first anniversary of your employment. You will become fully vested on the fifth anniversary of your employment start date, under the schedule set forth in the Option; provided that in the event of a Change in Control Transaction (as defined in Section10 of the Plan) if your employment is involuntarily terminated by the Company, or the surviving or resulting corporation of such transaction as the case may be, without Cause (as defined in Section 10 of the Plan), either three months prior to or within twelve months following the Closing, any unvested shares shall immediately become fully vested and exercisable. In addition, upon completion of a series of milestones, which will be defined jointly by the CEO and you, and approved by the Board of Directors, you will be eligible to receive additional stock options to purchase common of an additional 0.5% of the fully diluted common equivalents of the Company, assuming conversion of all outstanding convertible securities and exercise of all outstanding options and warrants, measured as of the date of achievement of the milestones.

Severance. In the event that your employment is terminated other than for Cause (as defined below) or if you quit for Good Reason (as defined below) you will be paid a severance of six month’s base salary in the form of salary continuation. “Cause” means (a) your being convicted of, or having pled guilty or nolo contendere to, any crime if as a result your continued association with the Company it is likely to be injurious to its business or reputation; (b) you breach your duty of loyalty which is detrimental to the Company whether or not involving personal profit; (c) the your willful failure to perform or adhere to explicitly stated duties or guidelines of employment or to follow the directives of the Company (which do not constitute Good Reason) following a written warning that if such failure continues it will be deemed a basis for dismissal for Cause; (d) persistent inattention to your duties and responsibilities or gross neglect of such duties and responsibilities; (e) repeated violations of your obligations under any agreement with the Company which are demonstrably willful and deliberate and which result in material injury to the property or business of the Company; or (f) gross negligence or willful misconduct in the performance of your duties. “Good Reason” means any of the following: any substantial diminution of or substantial detrimental change in your responsibilities or salary or benefits (other than a change in benefits generally applicable to all eligible employees) provided that none of these events shall constitute Good Reason unless the Company fails to cure such event within 30 days after receipt from you of written notice of the event which constitutes Good Reason; provided, further, that “Good Reason” shall cease to exist for an event on the 60th day following the later of its occurrence or your knowledge thereof, unless you have given the Company written notice thereof prior to such date.

Benefits. You will be entitled to participate health insurance and dental insurance, with GreenLight to pay a portion of the premium and you to pay a portion of the premium. GreenLight also offers employees a 401(k) plan. GreenLight may amend or modify the benefits provided to you and other employees from time to time as it deems appropriate. Your eligibility to participate in employee benefits will be dictated by the terms of that benefit, as may be amended from time to time. If you have any questions, please do not hesitate to ask.

Vacation and Holidays. You will have the opportunity to accrue up to 20 days of vacation per year and up to 40 hours of sick time per year, to be accrued and used in accordance with GreenLight policy. GreenLight also recognizes holidays and grants employees parental leave. The terms for these opportunities are set forth in our handbook.

No Conflicting Agreement. You represent and warrant to GreenLight that you are not a party to or bound by any confidentiality, non-competition, non-solicitation, employment, consulting or other agreement or restriction which could conflict with, or be violated by, the performance of your duties to GreenLight. If you are subject to any such agreement, you should provide a copy to GreenLight for us to review prior to commencing employment.

Confidential Information and Cooperation. As a condition of this offer by GreenLight, you must review, execute, enter into, and be bound by the letter agreement addressing confidentiality, non-competition, and intellectual property, a copy of which is attached hereto as Exhibit A.

Employment Verification. Your employment is conditioned upon your ability to provide documentary evidence of your eligibility for employment in the United States in accordance with applicable law.

At-Will Nature of Employment. Your employment with GreenLight will be “at-will,” which means the employment relationship may be terminated by you or by GreenLight at any time, for any reason (or no reason at all) and with or without notice.

We are excited about the future of GreenLight and look forward to you joining our team. If the foregoing offer is acceptable to you, please sign below and return your signed duplicate original to me no later than 7:00 pm on Wednesday, May 1st, 2019.

Sincerely,

GREENLIGHT BIOSCIENCES, INC.

/s/Andrey Zarur
Andrey J. Zarur
Chief Executive Officer

By signing below, I agree to these terms. I also confirm that all information I provided during the hiring process is true, and that I have not withheld any material information during the hiring process:

/s/ Susan Keefe	Date:	May 1, 2019
Susan Keefe

Enclosure: Non-Disclosure Agreement